As filed with the Securities and Exchange Commission on April 28, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVERY DENNISON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-1492269
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

207 Goode Avenue
Glendale, California 91203

(626) 304-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AVERY DENNISON CORPORATION
2017 INCENTIVE AWARD PLAN

(Full title of the plan)

Susan C. Miller, Esq.

Senior Vice President, General Counsel and Secretary

Avery Dennison Corporation

207 Goode Avenue

Glendale, California 91203

(626) 304-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joshua A. Dean, Esq.

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive, Fourth Floor

Costa Mesa, California 92626

(714) 513-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $1.00 par value per share, to be issued under the Avery Dennison Corporation 2017 Incentive Award Plan (the “Plan”)	5,400,000 Shares	$82.00	$442,773,000	$51,321

(1)  Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)  For purposes of computing the registration fee only. Pursuant to Rule 457(c) and (h), the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices for the Registrant’s common stock on the New York Stock Exchange on April 21, 2017.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Avery Dennison Corporation (the “Company”) with the Commission are hereby incorporated by reference in this Registration Statement:

•                                          the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•                                          the Company’s Current Reports on Form 8-K filed on March 1, 2017, March 3, 2017 and March 20, 2017;

•                                          portions of the Company’s Proxy Statement on Schedule 14A filed on March 10, 2017 that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016; and

•                                          the description of the Company’s common stock, par value $1.00 per share, set forth in the Company’s Current Report on Form 8-K filed on September 18, 2013, and any amendments or reports filed updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits the Company to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the Company, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. No indemnification shall be made if such person shall have been adjudged liable to the Company, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article VI of the Company’s bylaws generally provides that the Company will indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action or suit by the Company or in its right, by reason of the fact that such person is or was the Company’s director, officer, employee, or, while such person is or was a director, officer or employee of the Company, is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, against expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

The Company’s bylaws further provide that this indemnification shall not be deemed exclusive of any other rights to which the indemnified person may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of that person.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

A list of exhibits filed with this Registration Statement on Form S-8 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the  information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Glendale, California, on April 28, 2017.

AVERY DENNISON CORPORATION

By:	/s/ Gregory S. Lovins
Gregory S. Lovins
Vice President & Interim Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Gregory S. Lovins and Susan C. Miller, and each of them, with full power of substitution, his or her true and lawful attorney-in-fact to act for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she could do in person, hereby ratifying and confirming all that said attorneys-in-fact or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mitchell R. Butier	President, Chief Executive Officer,	April 28, 2017
Mitchell R. Butier	and Director

/s/ Gregory S. Lovins	Vice President and	April 28, 2017
Gregory S. Lovins	Interim Chief Financial Officer
(Principal Financial Officer)

/s/ Lori J. Bondar	Vice President, Controller,	April 28, 2017
Lori J. Bondar	and Chief Accounting Officer
(Principal Accounting Officer)

/s/ Dean A. Scarborough	Executive Chairman	April 28, 2017
Dean A. Scarborough

/s/ Bradley A. Alford	Director	April 28, 2017
Bradley A. Alford

/s/ Anthony K. Anderson	Director	April 28, 2017
Anthony K. Anderson

/s/ Peter K. Barker	Director	April 28, 2017
Peter K. Barker

/s/ Ken C. Hicks	Director	April 28, 2017
Ken C. Hicks

/s/ Andres A. Lopez	Director	April 28, 2017
Andres A. Lopez

/s/ David E. I. Pyott	Director	April 28, 2017
David E. I. Pyott

/s/ Patrick T. Siewert	Director	April 28, 2017
Patrick T. Siewert

/s/ Julia A. Stewart	Director	April 28, 2017
Julia A. Stewart

/s/ Martha N. Sullivan	Director	April 28, 2017
Martha N. Sullivan

EXHIBIT INDEX

Exhibit Number	Description
4.1	Avery Dennison Corporation 2017 Incentive Award Plan (incorporated by reference to Appendix B to the Company’s Proxy Statement on Schedule 14A filed on March 10, 2017)

5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP

23.1*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP

24.1*	Power of Attorney (contained on pages 4-5)

* Filed herewith